Northway Financial, Inc. Form 10-Q September 30, 2006

Exhibit 11

Statement re computation of per Share Earnings

Three Months Ended September 30, 2006

Basic Earnings Per Share:

Net Income	$853,928.04	=	$ 0.57
Weighted Average Number of Common Shares	1,493,174

Diluted Earnings Per Share:

Net Income	$853,928.04	=	$853,928.04	=	$ 0.57
Weighted Average Number of Common Shares Adjusted for Effect of Outstanding Options	1,493,174 + 8,539		1,501,713

Nine Months Ended September 30, 2006

Basic Earnings Per Share:

Net Income	$2,689,618.36	=	$ 1.80
Weighted Average Number of Common Shares	1,491,973

Diluted Earnings Per Share:

Net Income	$2,689,618.36	=	$2,689,618.36	=	$ 1.79
Weighted Average Number of Common Shares Adjusted for Effect of Outstanding Options	1,491,973 + 10,088		1,502,061